EXHIBIT 11.1

We consent to the use in this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditors' Report dated October 30, 2017 relating to the balance sheets of HyGen Industries, Inc. as of J une 30, 2017 and 2016 , and the related statements of operations, stockholders' deficit, and cash flows for the year ended June 30, 2017 and the period from inception (August 13, 2014) to June 30, 2016 , and the related notes to the consolidated financial statements.

Very truly yours,

/s/ dbbmckennon

Certified Public Accountants

March 2, 2018

Newport Beach, California